Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-91229, 333-125237, 333-190295 and 333-197754) of CIRCOR International, Inc. of our report dated October 31, 2017, with respect to the combined financial statements of Colfax Fluid Handling, included in this Current Report on Form 8-K.

/s/ Ernst & Young
Baltimore, Maryland
February 21, 2018